                                                                    EXHIBIT 4(y)



                           REGENT COMMUNICATIONS, INC.

             SIXTH AMENDMENT AND LIMITED CONSENT TO CREDIT AGREEMENT

                  This SIXTH AMENDMENT AND LIMITED CONSENT TO CREDIT AGREEMENT (this "AMENDMENT") is dated as of February 24, 1999 and entered into by and among Regent Communications, Inc., a Delaware corporation ("COMPANY"), the financial institutions listed on the signature pages hereof ("LENDERS"), General Electric Capital Corporation, as documentation agent ("DOCUMENTATION AGENT") and Bank of Montreal, Chicago Branch, as agent for Lenders ("AGENT"), and the Credit Support Parties (as defined in Section 5 hereof) listed on the signature pages hereof, and is made with reference to that certain Credit Agreement dated as of November 14, 1997, as amended by that certain First Amendment to Credit Agreement dated as of February 16, 1998, that certain Second Amendment and Limited Waiver to Credit Agreement dated as of June 10, 1998, that certain Third Amendment to Credit Agreement dated as of August 14, 1998, that certain Fourth Amendment, Limited Consent and Limited Waiver to Credit Agreement, First Amendment to Subsidiary Guaranty and First Amendment to Pledge and Security Agreement dated as of October 16, 1998 and that certain Fifth Amendment to Credit Agreement dated as of November 23, 1998 (as so amended, the "CREDIT AGREEMENT"), by and among Company, Lenders and Agent. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement.

                                    RECITALS

                  WHEREAS, Company and Lenders desire to amend the Credit Agreement to make certain amendments as set forth below;

                  NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. AMENDMENTS TO THE CREDIT AGREEMENT

1.1      AMENDMENTS TO SECTION 1: DEFINITIONS

         A. NEW DEFINITIONS. Subsection 1.1 of the Credit Agreement is hereby amended by adding the following definitions thereto, which shall be inserted in proper alphabetical order:

                  "AUTOMATION DATE" means no later than (i) May 1, 1999 for the Palmdale Stations, (ii) June 1, 1999 for the Mansfield Stations, (iii) June 30, 1999 for the Chico Stations and (iv) September 1, 1999 for the Redding Stations or any other Stations.

                  "ST. CLOUD ACQUISITION" means, the acquisition by Company and its subsidiaries of all of the assets of radio stations WJON-AM and WWJO-FM, each licensed to St. Cloud, Minnesota, and radio station KMXK-FM, licensed to Cold Spring, Minnesota pursuant to that certain Purchase Agreement dated January 5, 1999."

         B. AMENDED DEFINITIONS.

                  (i) The definition of Acquisition Proceeds contained in subsection 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

                  "`ACQUISITION PROCEEDS' means the proceeds (net of the cost of issuance thereof) of any additional Company Common Stock, Company Preferred Stock or any other equity securities issued by Company in accordance with this Agreement which are issued to be used to consummate Permitted Acquisitions and pay fees and expenses related thereto and at least a portion of which are actually used within 90 days of such issuance to consummate a Permitted Acquisition and pay fees and expenses related thereto and the balance of which are committed to be used to consummate Permitted Acquisitions ("SPECIFIED ACQUISITIONS") and pay fees and expenses related thereto with respect to which the appropriate filings for transfer have been made with the FCC within 180 days of such issuance; provided that if any Specified Acquisition is terminated or does not close for any reason, then immediately upon such termination or non-closure, the Acquisition Proceeds committed to such Specified Acquisition shall cease to be Acquisition Proceeds and shall be applied to the repayment of the Loans and the reduction of the Commitment as set forth in subsection 2.4B(iii)(c)."

                  (ii) The definition of Consolidated Operating Cash Flow contained in subsection 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

                  "`CONSOLIDATED OPERATING CASH FLOW' means, for any period, (x) the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) income taxes paid in Cash, (iv) total depreciation expense, (v) total amortization expense, (vi) other non-Cash items reducing Consolidated Net Income including, without limitation, accrued but unpaid income taxes, but excluding accrued and unpaid Overhead, and (vii) extraordinary losses less (y) other non-Cash items increasing Consolidated Net Income, less (z) extraordinary gains, all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP; provided that for any period in which any Credit Party has acquired, or disposed of, a Station, Consolidated Operating Cash Flow shall be calculated on a pro forma basis satisfactory to Agent as if such acquisition or disposition had occurred on the first date of such period."

                  (iii) The definition of Consolidated Total Debt contained in subsection 1.1 of the Credit Agreement is hereby amended by amending and restating clause (i) of the proviso thereto as follows:

                  "(i) December 31, 1999,"

                  (iv) The definition of Consolidated Total Debt Ratio contained in subsection 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

                  "`CONSOLIDATED TOTAL DEBT RATIO' means, as of any date of determination, the ratio of (i) Consolidated Total Debt as of such date of determination to (ii) Consolidated Operating Cash Flow for the four consecutive Fiscal Quarter period ending as of the last day of the most recent Fiscal Quarter for which a Compliance Certificate has been delivered hereunder, as calculated in accordance with subsection 7.6C."

                  (v) The definition of Overhead contained in subsection 1.1 of the Credit Agreement is hereby amended by adding the phrase ",deferred, deferrable" immediately after the phrase "paid, payable" in the first line thereof.

                  (vi) The definition of Regent of Charleston contained in subsection 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

                  "`REGENT OF CHARLESTON' means, prior to July 15, 1998, Regent Broadcasting of Charleston, Inc., a Delaware corporation and wholly-owned Subsidiary of Company and, on and after July 15, 1998, Regent Broadcasting of South Carolina, Inc., a Delaware corporation and wholly-owned Subsidiary of Company."

                  (vii) The definition of Charleston License Sub contained in subsection 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

                  "`CHARLESTON LICENSE SUB' means, prior to July 15, 1998, Regent Licensee of Charleston, Inc., a Delaware corporation and wholly-owned Subsidiary of Regent of Charleston and, on and after July 15, 1998, Regent Licensee of South Carolina, Inc., a Delaware corporation and wholly-owned Subsidiary of Company."

         C. DELETED DEFINITIONS. The definition of Adjusted Consolidated Operating Cash Flow contained in subsection 1.1 of the Credit Agreement is hereby deleted in its entirety and each reference to "Adjusted Consolidated Operating Cash Flow" in the Credit Agreement and the other Loan Documents is hereby amended to be a reference to "Consolidated Operating Cash Flow."

1.2 AMENDMENTS TO SECTION 2: AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

         A. RATE OF INTEREST: Subsection 2.2A of the Credit Agreement is hereby amended by deleting the table set forth therein in its entirety and substituting the following therefor:

                                                                  APPLICABLE MARGIN
                                                             ----------------------------
CONSOLIDATED                                                   BASE               LIBOR
TOTAL DEBT RATIO                                             RATE LOAN          RATE LOAN
----------------                                             ---------          ---------
Greater than or equal to 6.50:1.00                            2.250%             3.500%

Greater than 6.25:1.00 but less than 6.50:1.00                2.000%             3.250%

Greater than 6.00:1.00 but less than 6.25:1.00                1.750%             3.000%

Greater than or equal to 5.50:1.00 but less than              1.500%             2.750%
6.00:1.00

Greater than or equal to 5.00:1.00 but less than              1.250%             2.500%
5.50:1.00:

Greater than or equal to 4.50:1.00 but less than              1.000%             2.250%
5.00:1.00

Greater than or equal to 4.00:1.00 but less than              0.750%             2.000%
4.50:1.00

Greater than or equal to 3.50:1.00 but less than              0.500%             1.750%
4.00:1.00

Less than 3.50:1.00:                                          0.250%             1.500%

         B. PREPAYMENT OF LOANS. Subsection 2.4B(iii)(c) is hereby amended by
(i) deleting the reference to "Acquisition Proceeds" contained in the first sentence thereof and (ii) adding the following proviso to the end of the first sentence thereof:

                  " ; provided that as long as no Event of Default or Potential Event of Default has occurred and is continuing (or would result therefrom) and the Consolidated Total Debt Ratio is equal to or less than 5.50:1.00 at the time of any such equity issuance, then the foregoing prepayments to reduce the Consolidated Total Debt Ratio to 4.50:1.00 shall only be required with the net proceeds of an equity issuance (or related series of equity issuances) for gross proceeds of $20,000,000 or more, which are not Acquisition Proceeds."

1.3.     AMENDMENTS TO SECTION 6: AFFIRMATIVE COVENANTS

         A. MORTGAGES FOR CERTAIN STATIONS Subsection 6.12 of the Credit Agreement is hereby amended by deleting each reference to "the one year anniversary of the Closing Date" set forth therein and substituting a reference to "December 31, 1999" in each case therefor.

         B. SALE OF STATIONS. A new subsection 6.13 is hereby added to the Credit Agreement as follows:

                  "6.13    SALE OF CERTAIN STATIONS.

                  On or before March 30, 1999 (or June 30, 1999 with respect to the Lake Tahoe Stations only), Company and its Subsidiaries shall have entered into definitive sale agreements and made the appropriate filings with the FCC for the sale, for fair market value Cash consideration, of the Flagstaff Stations, the Kingman Stations, the Lake Tahoe Stations or any other Station or combination of Stations the sale of which is reasonably expected to result in aggregate Net Cash Proceeds sufficient (after application of such proceeds in accordance with this Agreement) to achieve a Leverage Ratio of no more than 6.75:1.00 (calculated on a pro forma basis to give effect to such sales). Such sales shall be consummated and the Net Cash Proceeds in respect thereof shall be applied to repay the Loans and reduce the Commitments no later than June 30, 1999 (or September 30, 1999 with respect to the Lake Tahoe Stations only)."

1.4.     AMENDMENTS TO SECTION 7: NEGATIVE COVENANTS

         A. MINIMUM INTEREST COVERAGE RATIO. Subsection 7.6A of the Credit Agreement is hereby amended and restated in its entirety as follows:

                  " A. MINIMUM INTEREST COVERAGE RATIO. Company shall not permit the ratio of (i) Consolidated Operating Cash Flow to (ii) Consolidated Interest Expense for any four consecutive Fiscal Quarter period ending as of the last day of any Fiscal Quarter during any of the periods set forth below to be less than the correlative ratio indicated:

                                                             MINIMUM INTEREST COVERAGE
                    PERIOD                                             RATIO
                    ------                                             -----
January 1, 1999 - March 31, 1999                                     0.95:1.00
April 1, 1999 - June 30, 1999                                        1.30:1.00
July 1, 1999 - September 30, 1999                                    1.40:1.00
October 1, 1999 - December 31, 1999                                  1.60:1.00
January 1, 2000 - March 31, 2000                                     1.75:1.00
April 1, 2000 and thereafter                                         2.00:1.00

                                                                              "

           B. MINIMUM FIXED CHARGE COVERAGE RATIO. Subsection 7.6B of the Credit Agreement is hereby amended and restated in its entirety as follows:

                  " B. MINIMUM FIXED CHARGE COVERAGE RATIO. Company shall not permit the ratio of (i) Consolidated Operating Cash Flow to
                  (ii) Consolidated Fixed Charges Expense for any four consecutive Fiscal Quarter period ending as of the last day of any Fiscal Quarter during any of the periods set forth below to be less than the correlative ratio indicated:

                                                              MINIMUM FIXED COVERAGE
            PERIOD                                                    RATIO
            ------                                                    -----
January 1, 1999 - March 31, 1999                                     0.60:1.00
April 1, 1999 - June 30, 1999                                        0.80:1.00
July 1, 1999 - September 30, 1999                                    0.90:1.00
October 1, 1999 - December 31, 1999                                  1.05:1.00
January 1, 2000 and thereafter                                       1.10:1.00

                                                                               "

         C. MAXIMUM CONSOLIDATED TOTAL DEBT RATIO. Subsection 7.6C of the Credit Agreement is hereby amended and restated in its entirety as follows:

                  " C. MAXIMUM CONSOLIDATED TOTAL DEBT RATIO. Company shall not permit the ratio of (i) Consolidated Total Debt as of any date during any of the periods set forth below to (ii) Consolidated Operating Cash Flow for the four consecutive Fiscal Quarter period ending as of the last day of the most recently concluded Fiscal Quarter (including any Fiscal Quarter ending as of such date of determination), to exceed the correlative ratio indicated:

                                                                      MAXIMUM
              PERIOD                                              LEVERAGE RATIO
              ------                                              --------------
January 1, 1999 - December 30, 1999                                  6.75:1.00
December 31, 1999 - March 30, 2000                                   6.25:1.00
March 31, 2000 - June 29, 2000                                       6.00:1.00
June 30, 2000 - September 29, 2000                                   5.75:1.00
September 30, 2000 - December 30, 2000                               5.25:1.00
December 31, 2000 - March 30, 2001                                   4.75:1.00
March 31, 2001 - June 29, 2001                                       4.25:1.00
June 30, 2001 - September 29, 2001                                   3.75:1.00
September 30, 2001 and thereafter                                    3.50:1.00

                                                                               "

         D. CERTAIN CALCULATIONS. Subsection 7.6 of the Credit Agreement is hereby further amended by adding a new subsection 7.6D at the end thereof as follows:

                  " D. CERTAIN ADJUSTMENTS AND CALCULATIONS. For purposes of determining compliance with the financial covenants set forth in this subsection 7.6, the following special adjustments and calculations shall be permitted (without duplication) as specified for certain financial covenants at the times and for the periods indicated (all such calculations and adjustments shall be in form and substance satisfactory to Agent and Requisite Lenders and, without limiting the foregoing, to the extent any such adjustment or calculation is made on the basis of projections or expected results, such adjustment or calculation shall be revised to actual amounts when determined):

                  (i) Automation. With respect to any Stations subject to automation of operations as described in Part 1 of Schedule 7.6D annexed hereto, Company shall be permitted to increase Consolidated Operating Cash Flow by the aggregate amount of annual cost savings that the Company in good faith reasonably expects to realize by automating such Stations in the amounts and for and as of the periods and dates of determination as set forth in Part 1 of Schedule 7.6D; provided that such automation increases (a) shall not apply to any Station that (y) is the subject of any pending or completed Asset Sale or (z) has not completed automation as of its applicable Automation Date, (b) shall not apply for purposes of the financial covenants set forth in subsections 7.6A and 7.6B until such time as such automation is actually completed and (c) in no event shall any automation increases be permitted after March 31, 2000.

                  (ii) Consolidation Savings. With respect to any Stations subject to consolidation of operations as described in Part 2 of
         Schedule 7.6D annexed hereto during the period beginning the first Fiscal Quarter following such consolidation and ending on March 31, 2000 for the Redding Stations and Palmdale Stations and on September 30, 1999 for all other Stations, Company shall be permitted to increase Consolidated Operating Cash Flow by the aggregate amount of annual cost savings that the Company in good faith reasonably expects to realize by such consolidation savings in the amounts and for and as of the periods and dates of determination as set forth in Part 2 of Schedule 7.6D; provided that no consolidation increases shall be permitted with respect to any Station which is subject to a pending or completed Asset Sale (other than $20,094 of consolidation savings for the third Fiscal Quarter of 1998 for the Kingman Stations to be added back to Consolidated Operating Cash Flow on March 31, 1999).

                  (iii) Sale of Assets. For purposes of calculating the Consolidated Total Debt Ratio only for any relevant period through June 30, 1999 (or through September 30, 1999 with respect to the Lake Tahoe Stations only), with respect to Stations which are subject to pending Asset Sales in accordance with subsection 6.13, Company and its Subsidiaries may calculate Consolidated Total Debt and Consolidated Operating Cash Flow on a pro forma basis as if such sales had been consummated and the Net Cash Proceeds which Company in good faith reasonably expects to result from the consummation of such Asset Sales (as certified by Company to Lenders pursuant to an Officers' Certificate no later than March 31, 1999 (or June 30, 1999 with respect to the Lake Tahoe Stations only)) had been applied to repay Loans as required hereunder, in each case as of the first date of such period.

                  (iv) Negative Cash Flow. For purposes of calculating the Consolidated Total Debt Ratio only, (A) for any relevant period through September 30, 1998, to the extent that the operating cash flow on a trailing 12 month basis relating to the Flagstaff Stations (on a combined basis in accordance with GAAP) included in the calculation of Consolidated Operating Cash Flow for any such period is negative, such negative combined operating cash flow for such period shall be deemed to be zero for purposes of calculating Consolidated Operating Cash Flow hereunder (provided, however, that no more than $300,000 in the aggregate of negative combined operating cash flow for all such Stations may be excluded in any such period) and (B) for any relevant period during the first consecutive twelve months following the pre-Closing Date programming format change for Station KIXA(FM), licensed to Lucerne Valley, California, implemented on March 15, 1998, and Station KNRO(AM), licensed to Redding, California, implemented on December 1, 1997, to the extent the operating cash flow on a trailing 12-month basis for any such Station (on a stand-alone basis) included in Consolidated Operating Cash Flow for any such period is negative, such negative combined operating cash flow for such period shall be deemed to be zero for purposes of calculating Consolidated Operating Cash Flow hereunder (provided, however that the aggregate amount of negative operating cash flow that may be so excluded pursuant to the immediately preceding proviso shall not exceed $140,000 for KIXA(FM) and $92,000 for KNRO(AM)); provided that the foregoing adjustments shall not apply to any Station which is subject to a pending or completed Asset Sale.

                  (v) Other Adjustments. For purposes of calculating the Consolidated Total Debt Ratio only for any relevant period, Company may exclude from the calculation of Consolidated Operating Cash Flow (i) the annualized effect of the salary of Terry S. Jacobs and William Stakelin which is to be deferred and not paid in accordance with subsection 7.16 and (ii) through December 31, 1999, the salary of terminated employees and severance costs set forth in Part 3 of
         Schedule 7.6D annexed hereto in the amounts and for and as the periods and dates of determination as set forth in such Schedule; provided that no such adjustments shall be permitted with respect to any Station which is subject to a pending or completed Asset Sale.

         F. RESTRICTION ON FUNDAMENTAL CHANGES; ASSET SALES AND ACQUISITIONS.

         (i) Subsection 7.7(ii) of the Credit Agreement is hereby amended by adding the following proviso to the end thereof:

                           " ; provided still further that anything in this
                  Agreement to the contrary not withstanding, in no event shall Company or its Subsidiaries consummate any Permitted Acquisition or enter into or continue any LMA at any time that the Consolidated Total Debt Ratio is greater than 5.50:1.00 without the prior written consent of Requisite Lenders."

         (ii) Subsection 7.7 of the Credit Agreement is hereby further amended by adding a new subsection 7.7(vi) thereto as follows:

                           " (vi) Any Subsidiary of Company (including, without
                  limitation, Regent of Dayton, Inc.) may be merged with or into Company or any wholly-owned Subsidiary of Company, or be liquidated, wound up or dissolved, or all or any substantial part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any wholly-owned Subsidiary of Company; provided that, in the case of such a merger, Company or such wholly-owned Subsidiary shall be the continuing or surviving corporation; and"

         (iii) Subsection 7.7 of the Credit Agreement is hereby further amended by adding a new subsection 7.7(vii) thereto as follows:

                           " (vii) Company and its Subsidiaries may consummate
                  the St. Cloud Acquisition; provided that (a) the aggregate consideration therefor (net of transactions costs and expenses) shall not exceed $12,750,000, (b) each of the conditions set forth in subsection 4.3 have been satisfied,
                  (c) anything in this Agreement to the contrary notwithstanding, the Consolidated Total Debt Ratio shall be less than or equal to 6.75:1.00 calculated on a pro forma basis to give effect to such Permitted Acquisition and the Asset Sales required by subsection 6.13 and (d) Company and its Subsidiaries shall have entered into definitive agreements and made the appropriate filings with the FCC to sell Stations as required by subsection 6.13."

G. CAPITAL EXPENDITURES. Subsection 7.8 of the Credit Agreement is hereby amended and restated in its entirety as follows:

                  "7.8     CAPITAL EXPENDITURES.

                                    The Credit Parties shall not, and shall not
                  permit any of their respective Subsidiaries to, make or incur Consolidated Capital Expenditures in excess of (i) $1,750,000 in the aggregate for any twelve consecutive month period ending as of the last day of any Fiscal Quarter during Fiscal Year 1999 and (ii) $1,600,000 in the aggregate during any Fiscal Year thereafter."

H. OVERHEAD. Subsection 7.16 of the Credit Agreement is hereby amended and restated in its entirety as follows:

                  "7.16    OVERHEAD.

                           Company shall not permit the aggregate amount of
                  Overhead during any twelve consecutive month period ending during the periods or as of any date of determination set forth below to exceed the correlative amount indicated:


                                                                    AGGREGATE
        PERIOD ENDING                                                OVERHEAD
        -------------                                                --------
March 31, 1999                                                      $1,700,000
April 1, 1999 - September 30, 1999                                  $1,900,000
October 1, 1999 - December 31, 1999                                 $2,000,000
January 1, 2000 - December 31, 2000                                 $2,100,000
January 1, 2001 - December 31, 2001                                 $2,205,000
January 1, 2002 - December 31, 2002                                 $2,315,250
January 1, 2003 - December 31, 2003                                 $2,431,000
January 1, 2004 - December 31, 2004                                 $2,552,550

                           ; provided that without limiting the foregoing, at least $200,000 of the 1999 annual salary of Terry S. Jacobs and at least $50,000 of the 1999 annual salary of William Stakelin shall be deferred by Company and its Subsidiaries and shall only be payable after such time as the Consolidated Total Debt Ratio is less than or equal to 6.50:1.00 and Company delivers to Agent a Compliance Certificate, demonstrating that the Company shall be in pro forma compliance with the financial covenants set forth in subsection 7.6 after such payments are made and that no Event of Default or Potential Event of Default has occurred and is continuing or would result from such payments; provided further that for purposes of this Agreement, such deferred amounts (i) shall not be considered Indebtedness, (ii) shall apply against the aggregate Overhead limits set forth above for the period when deferred and shall not apply to such limits for the period when paid and (iii) shall be included in the calculation of Consolidated Operating Cash Flow for any applicable period when paid."

         I. EVENTS OF DEFAULT. Subsection 8.3 of the Credit Agreement is hereby amended by adding a reference to subsection "6.13" immediately after the reference to subsection "6.2" contained therein.

         J. SCHEDULES. A new Schedule 7.6D is hereby added to the Credit Agreement in the form of Schedule A annexed hereto.

SECTION 2. LIMITATION OF AMENDMENTS AND CONSENT

                  Without limiting the generality of the provisions of subsection 10.6 of the Credit Agreement, the amendments and consent set forth above shall be limited precisely as written and relate solely to the matters expressly set forth in Sections 1 and 2 hereof, in the manner and to the extent described above, and nothing in this Amendment shall be deemed to:

                  (a) constitute a waiver of compliance by Company with respect to the Credit Agreement in any other instance or any other term, provision or condition of the Credit Agreement or any other instrument or agreement referred to therein; or

                  (b) prejudice any right or remedy that Agent or any Lender may now have (except to the extent such right or remedy was based upon existing defaults that will not exist after giving effect to this Amendment) or may have in the future under or in connection with the Credit Agreement or any other instrument or agreement referred to therein.

                  Except as expressly set forth herein, the terms, provisions and conditions of the Credit Agreement and the other Loan Documents shall remain in full force and effect and in all other respects are hereby ratified and confirmed.

SECTION 3. CONDITIONS TO EFFECTIVENESS

                  This Amendment shall become effective only upon the satisfaction of all of the following conditions precedent (the date of satisfaction of such conditions being referred to herein as the "SIXTH AMENDMENT EFFECTIVE DATE"):

         A. EXECUTION OF AMENDMENT. The execution of a counterpart hereof by Company, each Credit Support Party and Requisite Lenders and receipt Agent of written or telephonic notification of such execution and authorization of delivery thereof.

         B. AMENDMENT FEE. Agent shall have received for distribution to each Lender in accordance with its Pro Rata Share, a non-refundable amendment fee equal to $220,000.

         C. ISSUANCE OF EQUITY. Company shall have issued at least $5,000,000 of additional equity after January 1, 1999 on substantially the same terms and conditions as the equity issued by Company on the Closing Date, at least $915,000 of which shall have been applied to repay the Loans and reduce the Commitments in accordance with the Credit Agreement and the remaining proceeds of which shall be applied as set forth in Schedule B annexed hereto.

         D. LEGAL FEES. O'Melveny & Myers LLP, counsel for Agent, shall have received payment of all fees previously billed to Company.

SECTION 4. REPRESENTATIONS AND WARRANTIES

                  In order to induce Lenders to enter into this Amendment and to amend the Credit Agreement in the manner provided herein, each Credit Party represents and warrants to each Lender that the following statements are true, correct and complete:

                  A. CORPORATE POWER AND AUTHORITY. Each Credit Party has all requisite corporate power and authority to enter into this Amendment and to carry out the transactions contemplated by, and perform its obligations under, the Credit Agreement as amended by this Amendment (the "AMENDED AGREEMENT").

                  B. AUTHORIZATION OF AGREEMENTS. The execution and delivery of this Amendment and the performance of the Amended Agreement have been duly authorized by all necessary corporate action on the part of each Credit Party.

                  C. NO CONFLICT. The execution and delivery by each Credit Party of this Amendment and the performance by each Credit Party of the Amended Agreement (to the extent it is a party thereto) do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Company or any of its Subsidiaries, the Certificate or Articles of Incorporation or Bylaws or of Company or any of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on Company or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company or any of its Subsidiaries (other than Liens created under any of the Loan Documents in favor of Agent on behalf of Lenders or otherwise permitted pursuant to the Loan Documents), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Company or any of its Subsidiaries which has not been obtained.

                  D. GOVERNMENTAL CONSENTS. The execution and delivery by each Credit Party of this Amendment and the performance by each Credit Party of the Amended Agreement (to the extent it is a party thereto) do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body.

                  E. BINDING OBLIGATION. This Amendment and the Amended Agreement have been duly executed and delivered by each Credit Party to the extent it is a party thereto and are the legally valid and binding obligations of each such Credit Party, enforceable against each such Credit Party in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

                  F. EQUITY ISSUANCE. As of the Sixth Amendment Effective Date, Company has issued the additional equity described in Section 3C of this Amendment and has applied at least $915,000 of the proceeds thereof to repay the Loans and reduce the Commitments as required by the Credit Agreement and has applied the remaining proceeds thereof as described in Schedule B annexed hereto.

                  G. INCORPORATION OF REPRESENTATIONS AND WARRANTIES FROM CREDIT AGREEMENT. The representations and warranties contained in Section 5 of the Credit Agreement are and will be true, correct and complete in all material respects on and as of the Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

                  H. ABSENCE OF DEFAULT. No event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment that would constitute an Event of Default or a Potential Event of Default.

SECTION 5. ACKNOWLEDGEMENT AND CONSENT

                  Each of the Company and the Subsidiaries (each individually a "CREDIT SUPPORT PARTY" and collectively, the "CREDIT SUPPORT PARTIES") hereby acknowledges that it has reviewed the terms and provisions of the Credit Agreement and this Amendment and consents to the amendments of the Credit Agreement effected pursuant to this Amendment. The Pledge and Security Agreement, the Collateral Account Agreement and the Subsidiary Guaranty are collectively referred to herein as the "CREDIT SUPPORT DOCUMENTS". Each Credit Support Party hereby confirms that each Credit Support Document to which it is a party or otherwise bound and all Collateral encumbered thereby will continue to guaranty or secure, as the case may be, to the fullest extent possible the payment and performance of all "Guaranteed Obligations" and "Secured Obligations", as the case may be (in each case as such terms are defined in the applicable Credit Support Document), including without limitation the payment and performance of all such "Guaranteed Obligations" and "Secured Obligations", as the case may be, in respect of the Obligations of Company now or hereafter existing under or in respect of the Credit Agreement and the Notes.

SECTION 6. RELEASE

                  Each Credit Party, hereby knowingly, voluntarily, intentionally and irrevocably releases and discharges Agent, each Lender and each of their respective officers, directors, agents and counsel (each a "RELEASEE") from any and all actions, causes of action, suits , sums of money, controversies, variances, trespasses, damages, judgements, extents, executions, losses, liabilities, costs, expenses, debts, dues, demands, obligations or other claims of any kind whatsoever, known or unknown, in law, admiralty or equity, which such Credit Party ever had, now have or hereafter can, shall or may have against any Releasee for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to and including the date hereof.

SECTION 7.  MISCELLANEOUS

         A. REFERENCE TO AND EFFECT ON THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS.

                  (i) On and after the effectiveness of this Amendment, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof" "herein" or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the "Credit Agreement", "thereunder", "thereof" or words of like import referring to the Credit Agreement shall mean and be a reference to the Amended Agreement.

                  (ii) Except as specifically amended by this Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

                  (iii) The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of Agent or any Lender under, the Credit Agreement or any of the other Loan Documents.

                  (iv) All grammatical and technical corrections required in the Credit Agreement and the other Loan Documents in order to effect the substance of the amendments set forth herein shall be deemed made upon the effectiveness of this Amendment.

                  B. FEES AND EXPENSES. Company acknowledges that all costs, fees and expenses as described in subsection 10.2 of the Credit Agreement incurred by Agent and its counsel with respect to this Amendment and the documents and transactions contemplated hereby shall be for the account of Company.

                  C. HEADINGS. Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

                  D. APPLICABLE LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

                  E. COUNTERPARTS. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.



                  [Remainder of page intentionally left blank]

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

                                    REGENT COMMUNICATIONS, INC.


                           By:      /s/ Terry S. Jacobs
                                    -------------------------
                                    Name:   Terry S. Jacobs
                                    Title:  Chairman and CEO

CREDIT SUPPORT PARTIES

                     REGENT BROADCASTING OF LEXINGTON, INC.,
                     REGENT BROADCASTING OF SAN DIEGO,INC.,
                     REGENT BROADCASTING OF DAYTON, INC.,
                     REGENT BROADCASTING OF CHICO, INC.,
                     REGENT BROADCASTING OF FLAGSTAFF, INC.,
                     REGENT BROADCASTING OF KINGMAN, INC.,
                     REGENT BROADCASTING OF LAKE TAHOE, INC.,
                     REGENT BROADCASTING OF PALMDALE, INC.,
                     REGENT BROADCASTING OF REDDING, INC.,
                     REGENT BROADCASTING OF VICTORVILLE, INC.,
                     REGENT BROADCASTING OF SOUTH CAROLINA, INC.,
                     REGENT BROADCASTING MIDWEST, INC.,
                     REGENT BROADCASTING OF FLINT, INC.,
                     REGENT BROADCASTING OF MANSFIELD, INC.,
                     each a Delaware corporation

                     By:     /s/ Terry S. Jacobs
                             ----------------------------------
                             Name:    Terry S. Jacobs
                             Title:   Chairman and CEO
                             of each of the forgoing


                     REGENT BROADCASTING WEST COAST, INC.,
                     PARK LANE HIGH DESERT, INC.,
                     PARK LANE REGENCY RADIO, INC.,
                     each a California corporation

                     By:     /s/ Terry S. Jacobs
                             ----------------------------------
                             Name:    Terry S. Jacobs
                             Title:   Chairman and CEO
                             of each of the forgoing

                     REGENT LICENSEE OF SAN DIEGO, INC.,
                     REGENT LICENSEE OF DAYTON, INC.,
                     REGENT LICENSEE OF KINGMAN, INC.,
                     REGENT LICENSEE OF VICTORVILLE, INC.,
                     REGENT LICENSEE OF LEXINGTON, INC.,
                     REGENT LICENSEE OF LAKE TAHOE, INC.,
                     REGENT LICENSEE OF PALMDALE, INC.,
                     REGENT LICENSEE OF REDDING, INC.,
                     REGENT LICENSEE OF CHICO, INC.,
                     REGENT LICENSEE OF FLAGSTAFF, INC.,
                     REGENT LICENSEE OF FLINT, INC.,
                     REGENT LICENSEE OF MANSFIELD, INC.,
                     REGENT LICENSEE OF SOUTH CAROLINA, INC., each a Delaware corporation


                     By:     /s/ Terry S. Jacobs
                             ----------------------------------
                             Name:    Terry S. Jacobs
                             Title:   Chairman and CEO
                             of each of the foregoing

                                    BANK OF MONTREAL, CHICAGO BRANCH,
                                    individually and as Agent


                                    By:     /s/ Juliet Barnes
                                            -------------------------
                                            Name: Juliet Barnes
                                            Title: Director

                      GENERAL ELECTRIC CAPITAL CORPORATION,
                      individually and as Documentation Agent


                      By:     /s/ Kenneth M. Gacevich
                              ----------------------------------
                              Name: Kenneth M. Gacevich
                              Title: Duly Authorized Signatory

                             BANK ONE, INDIANA, NA,


                             By:     /s/ John W. Eyler
                                     -----------------------------
                                     Name: John W. Eyler
                                     Title: Senior Vice President